Free Writing Prospectus pursuant to Rule 433 dated September 20, 2022 / Registration Statement No. 333-253421

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

Contingent Income Callable Securities Based on the Value of the S&P 500® Index due January 2, 2029

The Contingent Income Callable Securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying amendment no. 1 to preliminary pricing supplement dated September 19, 2022, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	S&P 500® Index (Bloomberg Symbol “SPX Index”)
Pricing date:	expected to price on or about September 23, 2022
Original issue date:	expected to be September 28, 2022
Coupon observation dates:	as set forth under “Coupon observation dates” below
Coupon payment dates:	as set forth under “Coupon payment dates” below
Valuation date:	the last coupon observation date, expected to be December 26, 2028
Stated maturity date:	expected to be January 2, 2029
Early redemption right:

we have the right to redeem your securities at our discretion, in whole but not in part, at a price equal to 100% of the principal amount plus any coupon then due, on each coupon payment date commencing with the coupon payment date expected to occur on March 28, 2023 and ending with the coupon payment date expected to occur on September 28, 2028. If we elect to exercise our redemption right, we will deliver a notice of redemption on or prior to the coupon observation date immediately preceding the applicable coupon payment date (as such coupon observation date may be postponed as provided herein). No payments will be made after the securities have been redeemed.

Payment at maturity:

if the final index value is greater than or equal to the coupon threshold level, $1,000 plus the final coupon;

if the final index value is less than the coupon threshold level but greater than or equal to the downside threshold level, $1,000; or

if the final index value is less than the downside threshold level, $1,000 × the index performance factor

This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 50.00% and could be zero.

Initial index value:	the index closing value on the pricing date
Final index value:	the index closing value on the valuation date
Coupon threshold level:	75.00% of the initial index value
Downside threshold level:	50.00% of the initial index value
Contingent quarterly coupon (set on the pricing date):

•if the index closing value on the applicable coupon observation date is greater than or equal to the coupon threshold level, at least $19.625 per security; or

•if the index closing value on the applicable coupon observation date is less than the coupon threshold level, $0.00

Index performance factor:	the final index value / the initial index value
CUSIP / ISIN:	40057NC96 / US40057NC969
Estimated value range:	$875 to $935 (which is less than the original issue price; see the accompanying preliminary pricing supplement)
Coupon observation dates*	Coupon payment dates**
December 23, 2022	December 29, 2022
March 23, 2023	March 28, 2023
June 23, 2023	June 28, 2023
September 25, 2023	September 28, 2023
December 26, 2023	January 2, 2024
March 25, 2024	March 28, 2024
June 24, 2024	June 27, 2024
September 23, 2024	September 26, 2024
December 23, 2024	December 27, 2024
March 24, 2025	March 27, 2025
June 23, 2025	June 26, 2025
September 23, 2025	September 26, 2025
December 23, 2025	December 29, 2025
March 23, 2026	March 26, 2026
June 23, 2026	June 26, 2026
September 23, 2026	September 28, 2026
December 23, 2026	December 29, 2026
March 23, 2027	March 29, 2027
June 23, 2027	June 28, 2027
September 23, 2027	September 28, 2027
December 23, 2027	December 29, 2027
March 23, 2028	March 28, 2028
June 23, 2028	June 28, 2028
September 25, 2028	September 28, 2028
December 26, 2028 (valuation date)	January 2, 2029 (stated maturity date)
Hypothetical Payment Amount At Maturity
The Securities Have Not Been Redeemed
Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Final Index Value (as Percentage of Initial Index Value)
150.000%	100.000%*
125.000%	100.000%*
110.000%	100.000%*
105.000%	100.000%*
103.000%	100.000%*
101.000%	100.000%*
100.000%	100.000%*
90.000%	100.000%*
85.000%	100.000%*
75.000%	100.000%*
60.000%	100.000%
50.000%	100.000%
49.999%	49.999%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

*Does not include the final coupon

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the S&P 500® Index.

We may redeem your securities at our discretion at 100% of their principal amount plus any coupon then due on any coupon payment date on or after March 28, 2023 up to the coupon payment date on September 28, 2028.

Unless previously redeemed, on each coupon observation date (i) if the index closing value is less than the coupon threshold level (75.00% of the initial index value set on the pricing date), you will not receive a payment on the applicable coupon payment date and (ii) if the index closing value is greater than or equal to the coupon threshold level, you will receive on the applicable coupon payment date a payment of at least $19.625 (set on the pricing date) for each $1,000 principal amount of your securities.

At maturity, if not previously redeemed, (i) if the final index value on the valuation date is greater than or equal to the coupon threshold level you will receive the principal amount of your securities plus the coupon then due, (ii) if the final index value is less than the coupon threshold level but greater than or equal to the downside threshold level (50.00% of the initial index value), you will not receive a coupon payment but you will receive the principal amount of your securities and (iii) if the final index value is less than the downside threshold level, you will not receive a coupon payment and the payment at maturity will be based on the index performance factor (the quotient of the final index value divided by the initial index value). Investors will not participate in any appreciation of the underlying index.

The securities are for investors who seek to earn a coupon at an above current market rate in exchange for the risk of receiving few or no quarterly coupons and losing a significant portion of the principal amount of their securities.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 28, general terms supplement no. 2,913 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 28, general terms supplement no. 2,913 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 28, general terms supplement no. 2,913 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•	Amendment No. 1 to preliminary pricing supplement dated September 19, 2022
•	General terms supplement no. 2,913 dated June 17, 2021
•	Underlier supplement no. 28 dated July 26, 2022
•	Prospectus supplement dated March 22, 2021
•	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 2,913, accompanying underlier supplement no. 28, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 28, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	You May Lose Your Entire Investment in the Securities
▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	You May Not Receive a Coupon on Any Coupon Payment Date
▪	We Are Able to Redeem Your Securities at Our Option
▪

The Coupon Does Not Reflect the Actual Performance of the Underlying Index from the Pricing Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date and Investors Will Not Participate in Any Appreciation of the Underlying Index

▪	The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Underlying Index
▪	The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	Your Securities May Not Have an Active Trading Market
▪	If the Value of the Underlying Index Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪	Investing in the Securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪	We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to the Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying Index

▪

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

Risks Related to Tax

▪	The Tax Consequences of an Investment in Your Securities Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 2,913:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪	Past Performance is No Guide to Future Performance
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪	The Tax Consequences of an Investment in Your Securities Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 28:

Risks Relating to Securities Linked to Underliers

▪

Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪	Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders
TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.